UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 20, 2008 (June 16, 2008)

Date of Report (Date of earliest event reported)

Sonic Foundry, Inc.

(Exact name of registrant as specified in its chapter)

Maryland	1-14007	39-1783372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 W. Washington Ave Madison, WI 53703	(608) 443-1600
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

See disclosure under Item 2.03 below, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 16, 2008, Sonic Foundry, Inc., and its wholly-owned subsidiary, Sonic Foundry Media Systems, Inc. (“SFMS”) entered into an amended and restated loan and security agreement dated June 16, 2008 (the “Amended Agreement”) with Silicon Valley Bank, the primary banking subsidiary of Silicon Valley Bancshares. Under the Amended Agreement, the revolving line of credit will accrue interest at a per annum rate equal to the following: (i) during such period that Sonic Foundry maintains an Adjusted Quick Ratio (as defined) of greater than 2.00 to 1.00, the greater of one percentage point (1.0%) above Silicon Valley’s prime rate, or seven percent (7.0%); or (ii) during such period that Sonic Foundry maintains an Adjusted Quick Ratio equal to or less than 2.00 to 1.00, the greater of one and one-half percent (1 1/2%) above Silicon Valley’s prime rate, or seven and one-half percent (7 1/2%). Under the Amended Agreement, the term loan will continue to accrue interest at a per annum rate equal to the greater of (i) one percentage point (1.0%) above Silicon Valley’s prime rate; or (ii) eight and three quarters percent (8.75%). Further, under the Amended Agreement, (i) the tangible net worth covenant has been removed, and (ii) a covenant relating to EBITDA (“EBITDA Covenant”) has been added; however, the EBITDA Covenant will not have to be satisfied provided that Sonic Foundry maintains an Adjusted Quick Ratio (as defined) greater than or equal to 1.75 to 1.00.

A copy of the Amended Agreement is attached as Exhibit 10.1 to the report and the summary above is qualified by reference to the entire document.

Item 9.01	Exhibits.

(d)	Exhibits

10.1	Amended and Restated Loan and Security Agreement dated June 16, 2008 and entered into as of June 16, 2008 among registrant, SFMS and Silicon Valley Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sonic Foundry, Inc.
(Registrant)

June 20, 2008	By:	/s/ Kenneth A. Minor
Kenneth A. Minor
Chief Financial Officer

EXHIBIT LIST

NUMBER	DESCRIPTION
10.1	Amended and Restated Loan and Security Agreement dated June 16, 2008 and entered into as of June 16, 2008 among registrant, SFMS and Silicon Valley Bank.